MASTER US HIGH YIELD TRUST

FILE # 811-10019

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/4/2005	Dycom Industries Inc 8.13% 10/15/15	150,000,000	1,150,000	Merrill Lynch Goldman Sachs Wachovia Capital Friedman, Billings, Ramsey & Co.
12/15/2005	Susser Finance Corp 10.63% 12/15/13	170,000,000	275,000	Banc of America Merrill Lynch
3/16/2006	Angiotcech Pharmaceuticals Inc 7.75 4/1/14	250,000,000	375,000	Credit Suisse Merrill Lynch
3/29/2006	Host Marriot	800,000,000	2,100,000	Goldman Sachs Banc of America Deutsche Bank Merrill Lynch BNY Capital Markets Calyon Securities Citigroup RBS Greenwich Scotia Capital Societe Generale Wachovia Sec.